Exhibit 10.2

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT, dated as of April 10, 2009 (this “Agreement”), is by and among Image Holdings Corporation, an Oregon corporation (“Parent”), IC Acquisition Corp., an Oregon corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and each of the stockholders of the Company set forth on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A. Parent, Purchaser and InFocus Corporation, an Oregon corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which Parent will acquire the Company in a tender offer followed by a merger on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed to such terms in the Merger Agreement.

B. As of the date of this Agreement, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule A hereto (such Common Shares, together with any other shares of capital stock of the Company the beneficial ownership of which is acquired by such Stockholder during the period from and including the date of this Agreement through and including the date on which this Agreement is terminated pursuant to Section 6.2 of this Agreement, are collectively referred to herein as such Stockholder’s “Subject Shares”).

C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

TENDER OF SUBJECT SHARES

1.1 Agreement to Tender Shares. No later than the fifth Business Day after commencement of the Offer, each Stockholder will validly tender or cause to be validly tendered all of the Subject Shares pursuant to and in accordance with the terms of the Offer and Section 14d-2 under the Exchange Act, and will cause all of the Subject Shares to remain validly tendered and, except as explicitly provided herein, not withdrawn at all times prior to the expiration or termination of the Offer. Each Stockholder hereby acknowledges that Purchaser’s obligation to accept for payment and pay for Common Shares (including the Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement. If any Subject Shares are for any reason not purchased pursuant to the Offer, such

Subject Shares will remain subject to the terms of this Agreement until this Agreement terminates in accordance with Section 6.2. Nothing in this Agreement shall obligate any Stockholder to exercise any option to purchase Common Shares.

1.2 Conditions of Tender. Notwithstanding Section 1.1, each Stockholder may withdraw the tender of its Subject Shares if, at any time prior to acceptance of such tender, the Company’s Board of Directors (the “Board”) effects a Change in the Company Recommendation in accordance with Section 6.2(b) of the Merger Agreement.

ARTICLE II

VOTING OF SUBJECT SHARES

2.1 Agreement to Vote Subject Shares. At any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of the stockholders of the Company, each Stockholder will, subject to Section 2.3, vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s Subject Shares which it has the right to vote in favor of (i) the adoption of the Merger Agreement, (ii) the election to the Board of any person designated by Parent or Purchaser in accordance with Section 1.3 of the Merger Agreement (“Parent Designees”), or (iii) any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. Subject to Section 2.3, at any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of the stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term “Adverse Proposal” means (a) any Takeover Proposal, (b) any proposal or action that is intended, or could reasonably be expected, to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in the Merger Agreement, or (c) any of the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any Company Subsidiary; (ii) any sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary, or any reorganization, recapitalization, dissolution or liquidation of the Company or any Company Subsidiary; (iii) (1) any change in a majority of the persons who constitute the Board as of the date of this Agreement (other than in connection with the appointment of Parent Designees); (2) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or bylaws, as amended to date; (3) any other material change in the Company’s corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (iii)(1), (2) and (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the Offer or the Merger and the other transactions contemplated by this

Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

2.2 Irrevocable Proxy.

(a) Grant of Proxy. Each Stockholder hereby appoints Purchaser and any designee of Purchaser such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder’s Subject Shares which it has the right to vote (i) in accordance with Section 2.1 and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Oregon may permit or require in connection with any matter referred to in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve such Stockholder of its obligations under Section 2.1. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable, except as stated in Section 2.3, until termination of this Agreement pursuant to Section 6.2, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to Purchaser a proxy to the same effect as that contained in this Section 2.2.

(b) Other Proxies Revoked. Each Stockholder represents and warrants to Parent and Purchaser that any proxy heretofore given in respect of such Stockholder’s Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

2.3 Stockholder Representatives on the Board; Rejection by Board.

(a) Parent and Purchaser hereby acknowledge that certain Stockholders and/or Affiliates of certain Stockholders are members of the Board. So long as any such Stockholder or Affiliate continues to be a Director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by any such Stockholder or Affiliate in such Person’s capacity as a Director of the Company or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of any such Person acting solely in such Person’s capacity as a Director of the Company).

(b) Notwithstanding Section 2.1, if (i) the Board effects a Change in the Company Recommendation in accordance with Section 6.2(b) of the Merger Agreement and (ii) neither Purchaser nor Parent have accepted the tender of the applicable Subject Shares, no Stockholder will, after the proper withdrawal of the tender of such Stockholder’s Subject Shares pursuant to Section 1.2, have any obligation to vote in accordance with Section 2.1, and any such Stockholder may revoke any proxies that it has otherwise granted in connection with this Article II.

ARTICLE III

PURCHASE OPTION

3.1 Grant of Option. Each Stockholder hereby grants to Purchaser and any designee of Purchaser an irrevocable option (the “Option”) to purchase such Stockholder’s Subject Shares on the terms and subject to the conditions set forth in this Article III at a purchase price per share (the “Purchase Price”) equal to the Offer Price.

3.2 Exercise of Option.

(a) If the Offer is consummated but (whether due to improper tender, withdrawal of tender (other than in accordance with Section 1.2) or other breach by a Stockholder of Section 1.1) Purchaser has not accepted for payment and paid for all of the Subject Shares, the Option will become exercisable with respect to each such Stockholder (in whole but not in part) and remain exercisable (in whole but not in part) thereafter until the date that is 30 days after the Expiration Date (such period of exercisability being the “Option Period”). Purchaser may exercise the Option with respect to any Stockholder, in whole but not in part, at any time during the Option Period. Notwithstanding anything in this Agreement to the contrary, Purchaser will be entitled to purchase all Subject Shares in respect of which it shall have exercised an Option in accordance with the terms of this Agreement prior to the expiration of the Option Period, and the expiration of the Option Period will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

(b) If Purchaser wishes to exercise an Option, it will deliver to the applicable Stockholder (each, a “Selling Stockholder”) a written notice (the “Exercise Notice”) to that effect which specifies the date (an “Option Closing Date”), not earlier than two nor later than five Business Days after the date the Exercise Notice is delivered, for the consummation of the purchase and sale of such Subject Shares (an “Option Closing”). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the applicable Stockholder or Stockholders will promptly take all such reasonable actions as may be requested by Purchaser, and will otherwise fully cooperate with Purchaser, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice will be extended to the second business day following the elimination of all such impediments. The Option Closing will take place at the offices of Jones Day, 555 South Flower Street, Fiftieth Floor, Los Angeles, California 90071, at 10:00 a.m. (Pacific Time), on the Option Closing Date.

3.3 Payment and Delivery of Certificates. At any Option Closing, Purchaser will deliver to each Selling Stockholder, by wire transfer of immediately available funds to the account designated by such Selling Stockholder to Purchaser prior to the Option Closing, the Purchase Price payable in respect of the Subject Shares to be purchased from such Selling Stockholder at the Option Closing, and each Selling Stockholder will deliver to Purchaser such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Selling Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Purchaser. The Selling Stockholder will pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 3.3 in the name of Purchaser or its designee.

3.4 Adjustment upon Changes in Capitalization, Etc. In the event of any change in the capital stock of the Company by reason of a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the capital stock of the Company, the type and number or amount of shares, securities or other property subject to the each of the Options, and the Purchase Price payable therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that (a) Purchaser will receive upon exercise of any Option the type and number or amount of shares, securities or property that Purchaser would have retained and/or been entitled to receive in respect of the applicable Selling Stockholder’s Subject Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable, and (b) the applicable Selling Stockholder will receive upon exercise of the Option the amount of cash that such Selling Stockholder would have received as a result of the exercise of the Option if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. The provisions of this Section 3.4 will apply in a like manner to successive stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchange of shares or other like changes with respect to the capital stock of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Certain Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Parent and Purchaser with respect to such Stockholder, as of the date of this Agreement, the Option Closing Date and the Closing Date, as follows:

(a) Ownership. Such Stockholder is the sole record and beneficial owner of the number of Common Shares set forth opposite such Stockholder’s name on Schedule A hereto and has full and unrestricted power to dispose of and to vote such Common Shares (except that Nery Capital Partners, L.P. has granted such power to its investment manager, Nery Asset Management, L.L.C). Such Stockholder is the sole record and beneficial owner of the options to acquire Common Shares described on Schedule B hereto (the “Company Options”) and will, upon exercise, have full and unrestricted power to dispose of and to vote any Common Shares for which the Company Options are exercisable (“Option Shares”). Such Common Shares are now, and at all times during the term of this Agreement will be, and such Option Shares will be, upon exercise and at all times thereafter during the term of this Agreement, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder. The transfer by such Stockholder of its Subject Shares to Parent or Purchaser pursuant to the Offer or the applicable

Option, respectively, will pass to and unconditionally vest in Parent or Purchaser good and valid title to those Subject Shares, free and clear of all Liens other than restrictions set forth under applicable securities laws. Except as set forth opposite the Stockholder’s name on Schedule A or Schedule B hereto, such Stockholder (i) does not beneficially own any securities of the Company on the date of this Agreement, (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates it to vote, dispose of or acquire any securities of the Company, and (iii) holds exclusive power to vote the Subject Shares and has not granted a proxy to any other Person to vote the Subject Shares, subject to the limitations set forth in this Agreement (except that Nery Capital Partners, L.P. has granted the power to vote its Subject Shares to its investment manager, Nery Asset Management, L.L.C).

(b) Authority. The Stockholder has all necessary partnership or individual, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such Stockholder. If the Stockholder is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction.

(c) Execution and Delivery. This Agreement has been duly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) No Conflicts. None of the execution, delivery or performance of this Agreement by the Stockholder will (i) if such Stockholder is not a natural person, contravene, conflict with or result in a violation of any provision of such Stockholder’s organizational documents, (ii) require any filing by such Stockholder with, any notice to, or permission, authorization, consent or approval of, any Governmental Entity (other than Purchaser’s and Parent’s obligations under securities laws), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of its properties or assets; except in each of clauses (ii), (iii) and (iv) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, breaches or defaults that would not reasonably be expected to (1) impair the ability of such

Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

(e) Brokers. No Person is entitled to any investment banking, brokerage, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement or the Merger Agreement based on any arrangement or agreement made by or on behalf of such Stockholder.

4.2 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants, jointly and severally, to each Stockholder, as of the date of this Agreement, the Option Closing Date and the Closing Date, that:

(a) Organization; Authority. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the State of Oregon. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Parent and Purchaser.

(b) Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Conflicts. None of the execution, delivery or performance of this Agreement by Parent or Purchaser will (i) contravene, conflict with or result in a violation of any provision of Parent’s or Purchaser’s organizational documents, (ii) require any filing by Parent or Purchaser with, any notice to, or permission, authorization, consent or approval of, any Governmental Entity (other than Purchaser’s and Parent’s obligations under securities laws), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets; except in each of clauses (ii), (iii), or (iv) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, breaches or defaults that would not reasonably be expected to (1) impair the ability of Parent or Purchaser to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

ARTICLE V

COVENANTS OF STOCKHOLDER

5.1 Restriction on Transfer of Subject Shares, Proxies and Noninterference. No Stockholder will, directly or indirectly: (a) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement or after the withdrawal of the Subject Shares pursuant to Section 1.2, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder’s Subject Shares; (b) acquire any Common Shares or other securities of the Company (other than in connection with a transaction of the type described in Section 5.2 or the grant of Common Shares to members of the Board as director compensation in accordance with past practice) or enter into any contract, option, arrangement or other undertaking with respect to the direct or indirect acquisition of any interest in or the voting of any Subject Shares or any other securities of the Company; (c) except pursuant to the terms of this Agreement or after the withdrawal of the Subject Shares pursuant to Section 1.2, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

5.2 Adjustments.

(a) In the event (i) of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change that would have the effect of changing a Stockholder’s ownership of the Company’s capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Common Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Common Shares hereunder.

(b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Common Shares acquired by such Stockholder, if any, after the date of this Agreement.

5.3 No Solicitation. No Stockholder will take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant) (collectively, “Representatives”) to take, any action that the Company would be prohibited from taking under Section 6.2(a) of the Merger Agreement. Each Stockholder will, and will cause its Representatives to, immediately cease all existing discussions or negotiations with respect to any of the foregoing and promptly (and in any event within 24 hours) advise Parent in writing of the receipt by such Stockholder of a request for information or any inquiries or proposals relating to a Takeover Proposal. Notwithstanding any provision of this Section 5.3 or Section 5.5 to the contrary, (a) any Stockholder that is a member of the Board may take actions in such capacity to the extent permitted by Section 6.2(b) of the Merger Agreement, and (b) any Stockholder that is an officer of the Company may take actions in such capacity to the extent directed to do so by the Board in compliance with Section 6.2 of the Merger Agreement. The restrictions on the Stockholders set forth in this Section 5.3 will no longer be applicable to a Stockholder after the withdrawal of the tender of such Stockholder’s Subject Shares pursuant to Section 1.2.

5.4 Cooperation. Each Stockholder will cooperate fully with Parent, Purchaser and the Company in connection with their respective reasonable best efforts to fulfill the conditions to (a) the Offer set forth in Annex I to the Merger Agreement and (b) the Merger set forth in Article Seven of the Merger Agreement.

5.5 Disclosure. Each Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents, any announcement or disclosure required by the NASDAQ Rules, any filing with any Governmental Entity required to be made under the Merger Agreement, and, if approval of the Company’s stockholders is required under applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Common Shares and the nature of its commitments, arrangements and understandings under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Publicity. Parent, Purchaser and each Stockholder will consult with each other party before issuing any press release or otherwise making any public statements with respect to this Agreement or the other transactions contemplated hereby and will not issue any such press release or make any such public statement before such consultation, except as may be required by Law or applicable stock exchange rules.

6.2 Termination. This Agreement will terminate on the earliest to occur of: (a) the consummation of the purchase of all the Subject Shares pursuant to the Offer; (b) if applicable, the date on which the Option Period expires (the “Option Expiration Date”); provided, however, that if Purchaser delivers an Exercise Notice on or prior to the Option Expiration Date, and the Option Closing has not yet occurred as of the Option Expiration Date, this Agreement shall not terminate until the consummation of the Option Closing; and (c) the date the Merger Agreement is terminated. This Agreement may be earlier terminated by the mutual consent of Parent and all of the Stockholders party hereto. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 6.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason, this Article VI will survive any termination of this Agreement indefinitely.

6.3 Amendment and Modification; Waiver.

(a) This Agreement may be amended, modified and supplemented by written agreement of the parties hereto; provided, however, that after the adoption of the Merger Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any failure to exercise or delay in exercising any power, privilege or right under this Agreement shall not constitute a waiver of such power, privilege or right.

6.4 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees, costs and expenses.

6.5 Further Assurances. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

6.6 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Common Shares (and that this Agreement places limits on the voting and transfer of such shares); provided, however, that in the event that this Agreement is terminated the Company shall notify the Company’s transfer agent of such termination.

6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), sent by electronic mail (e-mail) (to the extent an e-mail address is provided) or facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent or Purchaser, to:

Tonkon Torp LLP

1600 Pioneer Tower

888 SW Fifth Avenue

Portland Oregon 97204

Attn: Kurt Ruttum

Facsimile: (503) 274-8779

Email: kurt.ruttum@tonkon.com

With a copy to:

John Hui

E-mail: jhui@johnhui.com

With a copy to:

Jones Day

555 South Flower Street, Fiftieth Floor

Los Angeles, California 90071

Attention: Paul Lin

Facsimile: (213) 243-2539

E-mail: pclin@jonesday.com

(b) If to any Stockholder:

InFocus Corporation

27700B SW Parkway Avenue

Wilsonville, Oregon 97070

Attention: Chief Executive Officer

Facsimile: 503-685-8838

E-mail: bob.omalley@infocus.com

With a copy to:

Garvey Schubert Barer

1191 2nd Avenue, Suite 1800

Seattle, WA 98101

Attention: Bruce A. Robertson

Facsimile: 206-464-0125

E-mail: brobertson@gsblaw.com

6.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

6.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement and this Agreement will be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

6.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except to the extent that the Oregon Business Corporation Act, as amended, or other Oregon corporation law necessarily governs.

(b) Each of the parties hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby, shall be tried and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such proceeding, in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

6.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

6.13 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that either Parent or Purchaser may assign any of its rights and obligations hereunder to any Subsidiary of Parent without the consent of any Stockholder so long as contemporaneous notice of such assignment is provided to the Stockholders, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.14 No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

6.15 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court, and the parties hereby waive any such requirement of such a bond or undertaking.

6.16 Several Obligations. The obligations of, and the representations and warranties made by, each Stockholder shall be several and not joint and shall relate only to such Stockholder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STOCKHOLDERS:

NERY CAPITAL PARTNERS, L.P.

By:		Nery Capital Management, L.L.C., its general partner

	By:	/s/ Michael A. Nery
Michael A. Nery
Manager

By:		/s/ John D. Abouchar
John D. Abouchar

By:		/s/ Peter D. Behrendt
Peter D. Behrendt

By:		/s/ Michael R. Hallman
Michael R. Hallman

By:		/s/ Robert B. Ladd
Robert B. Ladd

By:		/s/ Bernard T. Marren
Bernard T. Marren

By:		/s/ Robert G. O’Malley
Robert G. O’Malley

By:		/s/ Lisa K. Prentice
Lisa K. Prentice

By:		/s/ Steven E. Stark
Steven E. Stark

By:		/s/ Joseph P. O’Sullivan
Joseph P. O’Sullivan

PARENT:

IMAGE HOLDINGS CORPORATION

By:	/s/ Lap Shun (John) Hui
	Name:	Lap Shun (John) Hui
	Title:	President

PURCHASER:

IC ACQUISITION CORP.

By:	/s/ Lap Shun (John) Hui
	Name:	Lap Shun (John) Hui
	Title:	President

SCHEDULE A

Stockholder	Common Shares
Nery Capital Partners, L.P.	4,966,852
John D. Abouchar	25,000
Peter D. Behrendt	60,757
Michael R. Hallman	75,000
Robert B. Ladd	256,137
Bernard T. Marren	45,000
Robert G. O’Malley	330,000
Lisa K. Prentice	100,000
Steven E. Stark	33,593
Joseph P. O’Sullivan	147,800

SCHEDULE B

Stockholder	Company Options
Nery Capital Partners, L.P.	0
John D. Abouchar	82,000
Peter D. Behrendt	172,000
Michael R. Hallman	172,000
Robert B. Ladd	80,000
Bernard T. Marren	80,000
Robert G. O’Malley	545,000
Lisa K. Prentice	195,000
Steven E. Stark	217,350
Joseph P. O’Sullivan	325,000